Exhibit 10.03

Facilities Agreement

(Applicable to working capital loans not subject to a separate loan contract)

No.: 121XY2020018744

Facilities Grantor: China Merchants Bank Co., Ltd. Shanghai Branch (hereinafter referred to as Party A)

Facilities Applicant: ACM Research (Shanghai), Inc. (hereinafter referred to as Party B)

At the request of Party B, Party A agrees to grant a loan facility to Party B for its use. Party A and Party B hereby reach a consensus on the following provisions and hereby enter into this Agreement upon sufficient negotiation in accordance with relevant laws.

1. Line of credit

1.1 Under this Agreement, Party A provides Party B with the line of credit (including revolving line of credit and/or one-off line of credit) of RMB 80 million (including other currencies of equivalent value, the exchange rate being subject to the exchange quotation published by Party A upon the actual occurrence of a specific transaction, same as below).

The outstanding balance for a specific transaction under / (fill in the name of the agreement) No. / between Party A (or Party A’s subordinate affiliate) and Party B shall be automatically included under this Agreement and be directly deemed as utilized facilities hereunder.

1.2 The credit term is 12 months, i.e. from August 03, 2020 to August 02, 2021. Party B shall apply with Party A within the term for utilization of the facility for a specific credit business, and Party A will not accept facility utilization requests from Party B beyond the expiration date of the credit term, unless otherwise provided herein.

1.3 Credit businesses under the facility shall include, without limitation, one or more of the following businesses: loans/order loans, trade financing, bills discounting, acceptance of commercial bills of exchange, confirmation/discounting for accepted commercial bills of exchange, foreign/domestic letters of guarantee, guarantee for payment of customs duty, legal-person account overdraft, derivative businesses, gold leasing, etc.

“Trade financing” includes, without limitation, foreign/domestic letters of credit, import bill advance, delivery guarantee, import collection bill advance, package lending, export bill advance, export negotiation, export collection bill advance, import/export remittance financing, credit insurance financing, factoring, guarantee of bills and other business types.

1.4 The revolving credit line refers to the maximum sum of the balance of the principal under one or more credit businesses described in the preceding paragraph, which is granted by Party A to Party B for its continuous and revolving use during the credit term.

The one-off line of credit refers to the maximum sum of the aggregate incurred amount of all credit businesses described in the preceding paragraph, which is approved and granted by Party A to Party B during the credit term. Party B is not allowed to revolve one-time line of credit. Each credit business applied for by Party B will occupy the corresponding amount in the one-off line of credit, until such credit line is fully occupied.

2. Utilization arrangement for the line of credit

2.1 The specific credit business that has been applied for by Party B and approved by Party A during the credit period shall be automatically included in this Agreement and shall use the line of credit hereunder.

2.2 If Party A conducts factoring business in which Party B is the payer (debtor of accounts receivable), Party A’s claim in the accounts receivable due from Party B as transferred by a third party under such business shall be deemed as utilized facilities. If Party B applies with Party A for factoring business in which Party B is the payee (creditor of accounts receivable), purchase funds (for the acquired accounts receivable) paid by Party A to Party B under such business with its own funds or other funds of lawful sources for purchase of Party B’s claim in the accounts receivable shall be deemed as utilized facilities.

2.3 If, as required by its internal procedures, Party A entrusts any other branch of China Merchants Bank to re-issue the letter of credit to the beneficiary after the issuance of a letter of credit, such letter of credit and the bill negotiation and shipping guarantee business thereunder shall be deemed as utilized facilities.

When conducting the import letter of credit business, if subsequently, there is an import bill advance under the same letter of credit, the import letter of credit and the import bill advance shall be deemed as the same utilized facility at different stages. In other words, in the case of the import bill advance business, the facilities reinstated after payment with letter of credit will be used in import bill advance and shall be deemed as the same utilized facility under the original import letter of credit.

3. Approval and utilization of facilities

3.1 The type of facilities (revolving line of credit or one-off line of credit) under this Agreement, the applicable types of credit business, the amount of facilities corresponding to each type of credit business, whether the facilities under different types of credit business may be shared, and the specific conditions of use, shall be subject to the approval of Party A. If Party A adjusts its original approval for an application submitted by Party B during the credit term, the subsequent approval issued by Party A shall constitute a supplementation and amendment to the original approval, and so on.

3.2 Party B’s use of the credit line must be applied for on a case-by-case basis, and Party B shall submit the materials required by Party A for Party A’s approval on a case-by-case basis. Party A may decide whether to approve the application by taking into account its internal management requirements and Party B’s business conditions, and may unilaterally reject Party B’s application without any legal liability to Party B. If there is any discrepancy between this clause and other relevant provisions of this Agreement, this clause shall prevail.

3.3 Upon Party A’s approval of a specific credit business, the specific business documents signed by the Party A and Party B for such business (including but not limited to individual agreements/applications, framework agreements or specific business contracts) shall constitute an integral part of this Facilities Agreement. The specific amount, interest rate, term, purpose, costs and other elements of each loan or other credit business shall be subject to the specific business documents, business vouchers confirmed by Party A (including but not limited to loan notes, etc.) and records in Party A’s system.

Where Party B requests a working capital loan within the credit line, there is no need for the Parties to sign a separate loan contract. Party B shall submit a withdrawal application on a case-by-case basis, and Party A shall approve such application on a case-by-case basis.

3.4 Party A has the right to adjust the base interest rates or interest rate pricing methods for loans/other credits under this Agreement on a regular or irregular basis in consideration of changes in relevant State policies, domestic and overseas market conditions, or its own credit policies. Such adjustment shall become effective upon Party A’s notice to Party B (by publishing an announcement at Party A’s outlets or China Merchants Bank’s official website, or sending a notice to the mailing address/contact details provided by Party B herein). If Party B does not accept the adjustment, it may make repayments in advance; otherwise, the adjustment shall be deemed to have been accepted by Party B and apply according to the above notice. If a relevant financing business hereunder involves periodic repricing, and the market base interest rate at the time of repricing is 0, Party A will make the pricing with 0 as the base interest rate.

If there is any discrepancy between this clause and other relevant provisions of this Agreement, this clause shall prevail.

3.5 The term for using each loan or other credit within the credit line shall be determined based on Party B’s operation needs and Party A’s business management rules. The maturity date of a specific business may be later than the expiration date of the credit term (unless otherwise required by Party A).

3.6 During the credit term, Party A has the right to conduct regular annual reviews of Party B’s operations, financial conditions, etc., and adjust the credit line granted to Party B based on the review results.

4. Interest rate for working capital loans

4.1 The interest rate for each loan under this Agreement shall be specified by Party B in the corresponding withdrawal application for Party A’s approval. If there is any discrepancy between the withdrawal application and the loan note or the record in Party A’s system, the loan note or the record in Party A’s system shall prevail.

4.2 If Party B fails to use a loan for purposes agreed in this Agreement, for the part not used for the agreed purposes, a penalty interest shall accrue at the original interest rate plus 100% from the date of change of the purposes. The original interest rate refers to the interest rate applicable before the purposes of the loan are changed.

If Party B fails to repay a loan on time, for the unpaid portion of the loan, an overdue interest (penalty interest) shall accrue at the original interest rate plus 50% (overdue interest rate) from the overdue date. The original interest rate refers to the interest rate applicable before the loan maturity date (including early maturity date) (or the interest rate applicable in the last floating period before the loan maturity date (including early maturity date), if floating interest rate is used).

If a loan is both overdue and not used for the agreed purposes, the higher of the above interest rate shall apply.

4.3 During the loan term, if the People’s Bank of China adjusts the rules for loan interest rates, the relevant rules of the People’s Bank of China shall apply.

4.4 If a loan maturity date falls on a holiday, the loan shall be automatically extended to the first working day immediately following the holiday, and interest shall accrue for the actual number of days utilized by the loan funds.

4.5 Party B shall pay interest on each interest payment date. Party A may directly deduct interests payable from any account of Party B opened with China Merchants Bank. If the repayment date of the last installment of the loan principal is not an interest payment date, the repayment date of the last installment of the loan principal shall be taken as the interest payment date, and the borrower shall pay all interests accrued on the loan principal on that date. If Party B fails to pay interests on time, a compound interest shall accrue on the overdue interests (including penalty interests) at the overdue interest rate provided in this article.

5. Guarantee

5.1 For all debts owed by Party B to Party A under this Agreement, Party B or a third party recognized by Party A shall provide guarantee by mortgaging certain property or provide joint security. Party B or such third-party guarantor shall issue or sign a separate guarantee document at Party A’s request.

5.2 If the guarantor fails to sign the guarantee document or complete the guarantee procedures in accordance with this article (including where the debtor of accounts receivable raises a challenge against such accounts before they are pledged), Party A has the right not to provide the relevant facilities to Party B.

5.3 Where a mortgagor mortgages a real estate as guarantee for all debts owed by Party B to Party A under this Agreement, if Party B becomes aware that the collateral is or may be included in the government’s demolition or expropriation plan, it shall notify Party A thereof immediately and urge the mortgagor to use the compensation items received from the demolishing party as ongoing guarantee for Party B’s debts in accordance with the mortgage contract, and promptly complete the relevant guarantee procedures, or, at Party A’s request, provide other security measures approved by Party A.

If, due to the occurrence of an event described in the preceding paragraph to the collateral, it is necessary to re-establish the guarantee or provide other security measures, the relevant costs incurred shall be borne by the mortgagor, and Party B shall bear joint and several liability for such costs. Party A has the right to directly deduct such costs from Party B’s account.

6. Party B’s rights and obligations

6.1 Party B has the following rights:

6.1.1 To request Party A to provide loans or other credits within the credit line in accordance with the conditions set forth in this Agreement;

6.1.2 To use the credit line in accordance with this Agreement;

6.1.3 To request Party A to keep confidential any information provided by Party B about its production, operations, property, accounts, etc., unless otherwise provided in this Agreement;

6.1.4 To transfer debts to a third party with the written consent of Party A.

6.2 Party B bears the following obligations:

6.2.1 To truthfully provide documents and materials required by Party A (including but not limited to providing authentic financial books/statements and annual financial reports at the frequency required by Party A, material decisions on and changes in the production, operations and management, fund withdrawal/use materials, collateral materials, etc.), as well as information of its account opening bank, account number, deposit and loan balance, and cooperate with Party A in investigations, reviews and inspections;

6.2.2 To be subject to Party A’s supervision over the use of credit funds and the relevant production, operation and financial activities;

6.2.3 To use loans and/or other credits in accordance with the provisions of and/or for purposes committed under this Agreement or specific business documents;

6.2.4 To repay the principal, interests and costs of all loans, advances and other credit debts in full and on time in accordance with this Agreement and specific business documents;

6.2.5 To obtain the written consent of Party A before transferring all or part of its debts under this Agreement to any third party;

6.2.6 Upon the occurrence of any of the following events, Party B shall notify Party A immediately and cooperate actively with Party A to provide security measures for the safe repayment of the principal, interests and costs of the loans, advances and other credit debts under this Agreement:

6.2.6.1 Party B experiences a material financial loss, assets loss or other financial crisis;

6.2.6.2 Party B offers a loan or provides a guarantee or security in favor of a third party or in protection of a third party against loss, or provides its own property (rights) as mortgage (pledge) collateral;

6.2.6.3 Party B suspends business operations, has its business license revoked or cancelled, applies or is applied for bankruptcy or dissolution, or changes its key company information, e.g., company name, registered address, place of business, beneficial owner, etc.;

6.2.6.4 Party B’s controlling shareholder, affiliated company or de facto controller sustains a material operating or financial crisis, which affects its normal business operations, or Party B’s legal representative/principal, director or key senior management personnel are replaced or are punished/restricted of freedom by a competent Chinese authority for breach of law, misconduct or for other reasons, or are missing for 7 days, which may affect its normal business operations;

6.2.6.5 Party B makes a related-party transaction with its controlling shareholder, affiliated company or de facto controller in an amount equal to 10% of Party B’s net assets (Party B’s notice shall at least include the affiliation relationship between the transaction parties, transaction items and nature, transaction amount or ratio, pricing policy (including transactions for no price or a nominal price only), etc.);

6.2.6.6 Party B faces any litigation, arbitration or criminal or administrative penalty which has significant adverse impact on its operations or property conditions;

6.2.6.7 Party B or its de facto controller is engaged in a significant amount of private usury, or has bad records at other financial institutions for borrowing new loans to repay old ones, overdue loans, overdue interests, etc.; or the internal capital chain of Party B’s affiliate is broken and a debt crisis occurs; or Party B’s project is terminated or suspended or Party B makes a material investment error;

6.2.6.8 Other major events which may affect Party B’s solvency.

6.2.7 Party B shall not be negligent to manage or recover its claims falling due, or dispose of its existing major property without a compensation or by other inappropriate means.

6.2.8 Party B must obtain the prior written consent of Party A for materials matters such as merger (acquisition), division, restructuring, joint venture (partnership), assets (equity interests) transfer, shareholding reform, foreign investment, increasing debt financing, etc.

6.2.9 Where accounts receivable are pledged, Party B shall ensure that the credit balance at any point during the credit term will remain below 80% of the balance of the pledged accounts receivable; otherwise, Party B must provide new accounts receivable approved by Party A as pledge or lodge a deposit (the deposit account shall be the one automatically created or recorded in Party A’s system when the deposit is lodged, the same below), until the balance of the pledged accounts receivable × 80% + valid deposit > credit balance.

6.2.10 Where Party B lodges a deposit, if the balance in the deposit account falls under 95% of the amount of the specific business due to exchange rate fluctuations, Party B shall supplement a corresponding amount of deposit or provide other guarantees at Party A’s request.

6.2.11 Party B shall ensure that all import sales revenues are retrieved into Party A’s designated account, and for export negotiations, all bills and/or documents under letters of credit are transferred to Party A.

6.2.12 Party B shall ensure that settlements, payments and other revenue earning and expending activities are mainly made via its settlement bank account opened with Party A. During the credit term, the proportion of settlement transactions made via such designated account shall be at least not lower than the proportion of Party B’s financing amount with Party A in its total financing amount with all banks.

7. Party A’s rights and obligations

7.1 Party A has the following rights:

7.1.1 To request Party B to repay the principal, interests and costs of loans, advances and other credit debts under this Agreement or specific contracts in full and on time;

7.1.2 To request Party B to provide materials for the utilization of its credit line;

7.1.3 To learn about Party B’s production, operations and financial activities;

7.1.4 To supervise over Party B’s use of loans and/or other credits for purposes stipulated in this Agreement and specific business documents; and to unilaterally and directly suspend or limit, for business needs, the corporate online banking/corporate App/other online functions of Party B’s account (including but not limited to closing corporate online banking/corporate App/other online functions, presetting a payee list/single payment cap amount/phased payment cap amount and other limits) and other electronic payment channels, limiting the sale of settlement vouchers, or limiting over-the-counter payments and fund transfers via Party B’s account as well as the payment and exchange functions in non-counter channels such as telephone banking and mobile banking;

7.1.5 To, after issuing a letter of credit upon Party B’s application, delegate another branch of China Merchants Bank at the place where the beneficiary is domiciled to re-issue the letter of credit to the beneficiary as required by its internal processes;

7.1.6 To deduct directly from any account opened by Party B with any institution of China Merchants Bank for the repayment of Party B’s debts under this Agreement and specific business documents (if a credit debt is not in RMB, to directly use funds in Party B’s RMB account, converted at the exchange rate announced by Party A at the time of deduction, to repay the principal, interests and costs of such credit debt);

7.1.7 To transfer its claims against Party B and take actions as it deems fit to notify Party B of such transfer and seek collection from Party B, including but not limited to by fax, mail, personal delivery, announcement in public media, etc.;

7.1.8 To supervise over and entrust other institutions of China Merchants Bank to supervise over Party B’s accounts, and control the payment of loan funds for such loan purposes within such payment scope as agreed by the Parties;

7.1.9 If Party A finds that Party B falls under any of the circumstances specified in Article 6.2.6 of this Agreement, Party A has the right to request Party B to provide security measures for the safe repayment of the principal, interests and all relevant costs of the credit debts under this Agreement at Party A’s request, and also to directly take one or more breach remedies stipulated in the “Breach Events and Handling” clause of this Agreement;

7.1.10 Other rights specified in this Agreement.

7.2 Party A bears the following obligations:

7.2.1 To release loans or provide other credits within the credit line to Party B in accordance with the conditions set forth in this Agreement and specific contracts;

7.2.2 To keep confidential the assets, finance, production and operations of Party B, unless otherwise provided in laws and regulations, or otherwise required by regulatory authorities, or unless the recipient is Party A’s superior or subordinate entities or external auditors, accountants, lawyers or other professionals bound by the same confidentiality obligations.

8. Special warranties of Party B

8.1 Party B is a legal-person entity duly established and legally existing under Chinese laws, has completed true, legal and valid registration, annual reporting and disclosure procedures, and has full civil capacity to sign and perform this Agreement;

8.2 Party B has full authorization from its board of directors or any other competent body to sign and perform this Agreement;

8.3 All documents, materials, vouchers, etc. provided by Party B concerning itself and the guarantors, mortgagors (pledgors), mortgage (pledge) collateral, etc. are true, accurate, complete, valid and free from any material misstatement of facts or omission of any material fact;

8.4 Party B shall strictly abide by the specific business documents and the relevant correspondences and documents issued to Party A;

8.5 There are no and will be no lawsuits, arbitrations or criminal or administrative penalties which may have significant adverse impact on Party B or Party B’s main property on the signing date or during the performance of this Agreement. Upon the occurrence of any such event, Party B shall notify Party A immediately;

8.6 Party B shall strictly abide by all Chinese laws and regulations in its business activities, strictly carry out business within the scope stated in its business license or as legally approved, and undergo enterprise (legal-person) registration, annual reporting, business term renewal/extension and other procedures on time;

8.7 Party B shall maintain or improve its existing operation and management levels and ensure the preservation and appreciation of its existing assets. It shall not waive any claims falling due or dispose of its existing major property without a compensation or by other inappropriate means;

8.8 Without the permission of Party A, Party B shall not repay any other long-term debts in advance;

8.9 All loans applied for under the credit shall meet the requirements of laws and regulations. Party B shall not use the loans for investment in fixed assets, equity interests, etc., or for speculation in marketable securities, futures or real estate, or for mutual borrowing to seek illegal gains, or in areas and for purposes banned by the State for its production and operation, or for purposes other than those specified in this Agreement and specific business documents;

Where loan funds are to be paid by the borrower itself, Party B shall report to Party A on a regular basis (at least on a monthly basis) the payment of such loan funds, and Party A has the right to verify whether the loan funds are paid for the agreed purposes via account analysis, voucher inspection, on-site investigation, etc.

8.10 There are no other major events concerning Party B which will affect Party B’s performance of its obligations under this Agreement on the signing date and during the performance of this Agreement.

9. Special provisions on working capital loans

9.1 Withdrawal and use of funds

Party B may use the working capital loans under this Agreement by way of self payment or entrusted payment.

9.1.1 Self payment

Self payment means that Party A releases the loan funds into Party B’s account upon Party B’s withdrawal application, while Party B makes payment to a counterparty for purposes stipulated in the relevant agreement.

9.1.2 Entrusted payment

Entrusted payment means that, upon Party B’s withdrawal application and entrustment, Party A pays the loan funds to a counterparty for purposes stipulated in the relevant agreement via Party B’s account. For loan funds under entrusted payment, Party B authorizes Party A to pay the same to the counterparty through Party B’s account on the loan release date (or on the first working day immediately following the loan release date).

9.1.3 Under any of the following circumstances, Party B shall unconditionally and fully make entrusted payment:

9.1.3.1 The amount of a single withdrawal exceeds RMB 10 million (including, or equivalent in, foreign currency);

9.1.3.2 Party A requires Party B to make entrusted payment based on regulatory requirements or risk management needs.

9.1.4 For an entrusted payment, Party B’s outward payment of the loan funds after disbursement of the loan must be approved by Party A. Party B shall not evade Party A’s supervision by online banking, check inversing, or breaking up a large payment into several small ones, etc.

9.2 When Party B withdraws a fund, it shall submit a withdrawal application (affixed with Party B’s official seal or its specimen seal/signature recorded at Party A) and a loan note as required by Party A, as well as materials required by Party A for self payment or entrusted payment, as the case may be; otherwise, Party A has the right to refuse Party B’s withdrawal application. If any payment is delayed or fails due to inaccurate or incomplete payment information provided by Party B, Party A shall not be held liable for Party B’s breach towards its counterparty or other losses caused thereby.

9.3 Loan extension

If Party B is unable to repay a loan under this Agreement on time and needs an extension, it shall submit a written application to Party A one month before the expiration of the loan. If Party A agrees to grant the extension after examination, the Parties shall sign a separate loan extension agreement. If Party A does not agree to grant the extension, the loan amount already utilized by Party B and the interests accrued thereon shall be repaid in accordance with this Agreement, the relevant loan note or the record in Party A’s system.

10. Breach events and handling

10.1 If Party B falls under any of the following circumstances, a breach event shall be deemed to have occurred:

10.1.1 Party B fails to perform or violates its obligations under this Agreement;

10.1.2 Party B’s special warranties under this Agreement are untrue or incomplete, or Party B violates any such special warranty and fails to make corrections as required by Party A;

10.1.3 Party B fails to withdraw or use loans in accordance with this Agreement, or fails to repay any loan principal, interest or costs in full and on time in accordance with this Agreement, or fails to use the funds in the fund retrieval account as required by Party A, or fails to subject itself to Party A’s supervision and make prompt corrections as required by Party A;

10.1.4 Party B commits a material breach under a legally valid contract with other creditors, which is not satisfactorily resolved within three months upon occurrence.

A material breach mentioned above refers to a breach by Party B which entitles the creditor to claim an amount of over RMB 1 million against Party B.

10.1.5 Where Party B is a company listed on the National Equities Exchange and Quotations (NEEQ) or intends to apply for NEEQ listing, its NEEQ listing encounters material obstacles or its application for listing is suspended; Party B is issued a warning letter by the NEEQ market, is ordered to make corrections, has transactions via its securities account restricted, or is subject to other self-regulatory measures for 3 times or more, or is imposed disciplinary actions, a termination of listing, etc.;

10.1.6 Where Party B is a supplier of a government procurement unit, the government procurement unit delays payment for three consecutive or cumulative times or presents other risks not conducive to the repayment of Party B’s credit debts to Party A, or Party B is disqualified as a supplier (is entered into the government’s procurement blacklist), or makes untimely delivery of goods, or supplies products of unstable quality, or experiences operation difficulties or significant deterioration in its financial conditions (insolvency), or discontinues its projects, etc.;

10.1.7 Party B’s financial indicators fail to continuously meet the requirements of this Agreement/specific business documents; or the preconditions (if any) for Party A’s grant of credit/financing to Party B under this Agreement/specific business documents are not continuously satisfied;

10.1.8 Party B uses any loan by “breaking up a large payment into several small ones” to avoid the requirements of this Agreement under which Party B should have entrusted Party A to make outward payments with the loan funds;

10.1.9 Party B’s business activities may cause compliance risks of anti-money laundering or sanction to Party A.

10.1.10 Other circumstances which Party A believes will impair its legitimate rights and interests.

10.2 Where a guarantor falls under any of the following circumstances, which Party A believes may affect the guarantor’s ability of guarantee and thus requests the guarantor to eliminate the adverse impact caused thereby or requests Party B to increase or replace the guarantee conditions, if the guarantor or Party B fails to cooperate, a breach event shall be deemed to have occurred:

10.2.1 Any event similar to those described in Article 6.2.6 occurs or any event described in Article 6.2.8 occurs without the consent of Party A;

10.2.2 The guarantor, at the time of issuing an irrevocable letter of guarantee, conceals its actual ability to assume the liability of guarantee, or fails to obtain the authorization from the competent authority;

10.2.3 The guarantor fails to complete the relevant registration, annual reporting and/or business term renewal/extension or other procedures on time;

10.2.4 The guarantor is negligent to manage or recover its claims falling due, or disposes of its existing major property without a compensation or by other inappropriate means.

10.3 Where a mortgagor (or pledgor) falls under any of the following circumstances, and Party A believes that the mortgage (or pledge) cannot be established or the mortgage (or pledge) collateral becomes insufficient and thus requests the mortgagor (or pledgor) to eliminate the adverse impact caused thereby or requests Party B to increase or replace the guarantee conditions, if the mortgagor (or pledgor) or Party B fails to cooperate, a breach event shall be deemed to have occurred:

10.3.1 The mortgagor (or pledgor) has no title to or right of disposition in the mortgage (pledge) collateral, or there are disputes over such title or right;

10.3.2 The mortgage (or pledge) collateral has not undergone mortgage/pledge registration procedures, or has been leased, seized, attached, put into custody, or is subject to a joint/statutory right of priority (including but not limited to the right of priority over construction project funds), etc., and/or such situation is concealed;

10.3.3 The mortgagor transfers, leases, re-mortgages or disposes of the collateral in any other inappropriate manner without the written consent of Party A, or the mortgagor does so with the written consent of Party A but fails to use the proceeds from such disposal at Party A’s request to repay the debts owed by Party B to Party A;

10.3.4 The mortgagor fails to properly preserve, maintain or repair the collateral, resulting in a significant reduction in the value of the collateral; or the mortgagor acts in such a manner as to directly endanger the collateral, resulting in a reduction in the value of the collateral; or the mortgagor fails to procure/renew insurance for the collateral as required by Party A during the mortgage term;

10.3.5 The collateral is or may be included in the government’s demolition or expropriation plan, but the mortgagor fails to promptly notify Party A thereof or perform the relevant obligations under the mortgage contract;

10.3.6 The mortgagor uses the residual value of a property mortgaged to China Merchants Bank as collateral to provide guarantee for a business under this Agreement, and before Party B has repaid the credits hereunder, the mortgagor settles his/her individual mortgage loan in advance without the consent of Party A;

10.3.7 Where the pledgor uses a financial product as collateral, the source of the fund used to subscribe for the financing product is illegal/incompliant with regulations;

10.3.8 The mortgage (pledge) collateral is or may be involved in other events which will affect the value of the collateral or Party A’s right of mortgage (pledge) in the collateral.

10.4 Where the guarantee under this Agreement includes the pledge of accounts receivable, if the debtor of the accounts receivable experiences significant deterioration in its business operations, or transfers property/withdraws funds to evade debts, or colludes with the pledgor of the accounts receivable to change the repayment path, resulting in the accounts receivable not repaid into the special repayment account, or loses business reputation, or loses or may lose the ability to perform the relevant contract, or falls under other major circumstances which will affect its ability to repay debts, Party A has the right to request Party B to provide corresponding guarantee or pledge other valid accounts receivable. If Party B fails to do so, a breach event shall be deemed to have occurred.

10.5 If a breach event described above occurs, Party A has the right to take the following measures separately or simultaneously:

10.5.1 Reduce the credit line under this Agreement, or stop the use of the remaining credit line;

10.5.2 Early recover the principal, interests and relevant costs of loans already disbursed within the credit line;

10.5.3 For bills of exchange already accepted by Party A or letters of credit, letters of guarantee, delivery letters of guarantee, etc. already issued by Party A (including those re-issued under a delegation arrangement) during the credit term, regardless of whether Party A has made any advances, Party A may request Party B to lodge additional deposits or transfer the deposit balance in Party B’s other accounts opened with Party A into the deposit account as deposit for any future advances made by Party A for Party B under this Agreement, or escrow the corresponding amount to a third party as deposit for future advances by Party A for Party B;

10.5.4 For claims in unpaid accounts receivable transferred from Party B under a factoring business, Party A has the right to request Party B to immediately perform the obligations of repurchase and take other recovery measures under the relevant specific business documents. For claims in accounts receivable against Party B which are transferred from Party B under a factoring business, Party A has the right to recover them from Party B immediately.

10.5.5 Party A may also, based on the actual situation, directly request Party B to provide other property acceptable to Party A as new guarantee. If Party B fails to provide the new guarantee as required, it shall pay liquidated damages at 30% of the credit line under this Agreement.

10.5.6 Directly freeze/deduct the deposit balance in any settlement account and/or other accounts opened by Party B with China Merchants Bank, stop opening new settlement accounts for Party B, and stop issuing new credit cards to Party B’s legal representative;

10.5.7 Report information of Party B’s breaches and dishonesty to credit reporting agencies and banking associations, and share such information among banking institutions or even make it public by appropriate means;

10.5.8 Dispose of the mortgage (pledge) collateral and/or recover against the guarantor in accordance with the guarantee documents;

10.5.9 Change the conditions for entrusted payment of funds of working capital loans under the credit line, or cancel the option of “self payment” of loan funds by Party B;

10.5.10 Make recoveries in accordance with this Agreement.

10.6 Funds recovered by Party A shall be used to repay credits in a “from the last to the first” order based on their actual maturity dates. For each specific credit, the repayment order shall be: costs, liquidated damages, compound interest, penalty interest, interest, and principal, until the principal, interests and all relevant costs are fully repaid.

Party A has the right to unilaterally adjust the above repayment order, unless otherwise provided by laws and regulations.

11. Amendment and supplementation to the Agreement

This Agreement may be amended by the Parties through mutual consultation with a written agreement. This Agreement shall remain valid until such written amendment is signed. Neither Party may make unilateral amendment to this Agreement without authorization.

Written supplementary agreements signed by the Parties for matters not covered herein or amendments hereto, together with the specific business documents hereunder, shall constitute an integral part of this Agreement.

12. Miscellaneous

12.1 During the term of this Agreement, any tolerance or grace period granted by Party A for any breach or default by Party B or any delay by Party A in enforcing its rights or interests hereunder shall not impair, affect or restrict Party A’s rights and interests as a creditor under applicable laws and this Agreement, or constitute Party A’s permission or endorsement of any breach hereof, or be taken as Party A’s waiver of its right to take actions against any existing or future breaches.

12.2 If, for any reason, this Agreement or any provision hereof becomes invalid at law, Party B shall remain obliged to repay all debts owed to Party A under this Agreement. In such event, Party A has the right to terminate the performance of this Agreement and immediately recover all debts owed by Party B under this Agreement.

If, due to any change in applicable laws and policies, Party A incurs additional costs in performing its obligations under this Agreement, Party B shall indemnify Party A for such additional costs at Party A’s request.

12.3 Notices, demands or other documents relating to this Agreement between the Parties shall be sent in writing (including but not limited to by mail, fax, email, corporate online banking/corporate APP or other electronic platforms, mobile phone text message, WeChat, etc.).

12.3.1 A notice shall be deemed duly served, if delivered by person (including but not limited to by lawyer/notary public, courier, etc.), on the date of acknowledgement of receipt by the recipient (if the recipient rejects, on the day of rejection/return or seven days after the delivery date (whichever is earlier));if sent by mail, seven days after the sending date; if sent by fax, email, notification on Party A’s electronic platform, mobile phone text message, WeChat or other electronic means, on the date when the sender’s relevant system displays a transmission success message.

Where Party A makes an announcement in public media to notify Party B of a transfer of creditor’s rights or seek collection from Party B, the notice shall be deemed duly served on the date of such announcement.

Where a Party changes its mailing address, email address, fax number, mobile number or WeChat account, it shall notify the other Party of such change within five working days from the date of the change; otherwise, the other Party has the right to serve notices to the original mailing address or other contact details. If a notice is not successfully served due to a change in the recipient’s mailing address or other contact details, it shall be deemed duly served on the date of return or seven days after the date of delivery (whichever is earlier). The Party making the change shall bear all potential losses caused thereby, without prejudice to the legal effect of the service.

12.3.2 The mailing address, email address, fax number, mobile number and WeChat account stated in this Agreement shall be the Parties’ respective addresses for service of notary and judicial instruments (including but not limited to statements of complaint/arbitration applications, evidence, subpoena, notices of response, notices of production of evidence, notices of court session, hearing notices, judgments/arbitral awards, rulings, mediation letters, notices of performance within subscribed time limit, etc. and other legal instruments at the case hearing and enforcement stages). Service by the court handling the case or a notary public to the above address in writing by means stipulated in this Agreement shall be deemed as effective service (the specific standards for effective service are set forth in the preceding paragraph).

12.4 The Parties agree that, for trade financing business applications, Party B only needs to affix its specimen seal/signature recorded at Party A, the effect of which is recognized by both Parties.

12.5 The Parties agree that, for credit business applications or business vouchers submitted by Party B via Party A’s electronic platforms (including but not limited to corporate banking/corporate App), electronic signature generated from the digital certificate shall be deemed as Party B’s valid signature, representing Party B’s true intent. Party A has the right to prepare the relevant business vouchers based on the application information submitted online, and Party B recognizes the authenticity, accuracy and legitimacy thereof and shall be bound thereby.

12.6 To facilitate business handling, Party A’s operations involving any transaction (including but not limited to the acceptance of applications, review of materials, loan disbursement, transaction confirmation, fund deduction, inquiry, receipt printing, collection, crediting and debiting of funds, and notifications) may be handled by any of its outlets within its jurisdiction, and such outlet may generate, make or issue the relevant correspondences accordingly. All business operations and correspondences made by Party A’s outlets within Party A’s jurisdiction shall be deemed as Party A’s actions and be binding on Party B.

12.7 Appendixes hereto shall constitute an integral part of this Agreement and automatically apply to the relevant specific businesses which actually occur between the Parties.

12.8 Costs for notarization (excluding mandatory notarization) or for other services provided by a third party shall be borne by the entrusting Party. If the Parties jointly act as the entrusting party, each Party shall bear 50%.

If Party B fails to repay a debt to Party A under this Agreement on time, it shall bear all attorney’s fees, litigation costs, travel expenses, announcement fees, delivery fees and other costs incurred by Party A to enforce its creditor’s rights. Party B authorizes Party A to deduct such costs directly from its bank accounts opened with Party A. If there is a shortage, Party B warrants to make up for it in full upon receipt of Party A’s notice without the need for Party A to provide any proof.

12.9 At Party A’s request, Party B shall (tick “√” in the “☐”):

☐ Procure insurance for its core assets and name Party A as a beneficiary with top priority;

☐ Not sell or mortgage the / assets designated by Party A until all credit debts are settled;

☐ Impose the following restrictions on dividends to its shareholders as required by Party A until all credit debts are settled: /

12.10 Party B shall ensure that all its financial indicators will not go below the following criteria during the credit term: /

12.11 Party B also recognizes the provisions of the Cooperation Agreement on Group Facility Business No. / between China Merchants Bank / Branch and Party B’s parent company/ headquarters/ controlling company / (fill in the enterprise name) (including the adjustment and supplementation made by the parties thereto from time to time), agrees to be bound by such agreement, and agrees to, as a subordinate unit under such agreement, bear the obligations imposed in such agreement on the subordinate units of the group. In the event of a violation of such agreement, it shall be deemed as a violation of this Agreement, and Party A has the right to take various remedy measures for violation provided in this Agreement.

12.12 Other matters agreed:

12.12.1 (1) Party B shall not use false contracts with affiliates, or bills, accounts receivable or other claims without a trade background to handle bills discounting, factoring, pledge, letters of credit, forfeiting or other businesses with Party A. If Party B uses a related-party transaction to damage or evade the claims of Party A or other branches of China Merchants Bank, a breach event shall be deemed to have occurred under this Agreement, which will entitle Party A to take the corresponding actions against the breach in accordance with this Agreement. (2) If an affiliate of Party B commits a breach against China Merchants Bank, a breach event shall be deemed to have occurred under the group’s credit, which will entitle Party A to, based on the extent of impact of the breach event, decide whether to take actions against the breach in accordance with this Agreement, regardless of whether Party B has committed a breach under this Agreement. (3) A related-party transaction refers to a transfer of resources or obligations between related parties, regardless of whether a price is charged. A party is a related party of the other party if it is able to directly or indirectly control or jointly control the other party or exert significant influence on the other party’s corporate finance and operation decisions. If two or more parties are controlled by the same party, they are also related parties. The Parties agree that the specific definition of related party shall be subject to Party A’s determination. (4) A group refers to a group of legal persons in which one party directly or indirectly holds (controls) or is held (controlled) by the others, or a group of legal persons who are substantially or materially affiliated to each other in terms of risk (e.g., they are controlled by the same third party or have other affiliation relationships, which may result in a transfer of assets and profits not at a fair price). Controlling refers to a relationship in which Party B has actual control or significant influence over the other party’s business decision-making, capital operations, and the appointment of its senior management personnel. The Parties agree that whether a party is a member of a group shall be subject to Party A’s determination.

12.12.2 Party B is not performing any contract for domestic loans with foreign guarantee. If such a situation occurs, Party B shall report to Party A immediately, and Party A shall have the right to suspend the execution of new contracts for domestic loans with foreign guarantee or the handling of new withdrawals. Party B warrants that if there is any guaranteed performance under this Agreement, the sum of the balance of outstanding principal plus the balance of existing external liabilities will not exceed the balance of its cross-border financing risk weight. If the sum exceeds the balance of its cross-border financing risk weight, Party B shall bear all liability arising therefrom.

13. Account information

☐ 13.1 Special loan account (tick “√” in the “☐”, if applicable)

The release and payment of all loan funds under this Agreement must be made through the following account:

Account name: ACM Research (Shanghai), Inc.

Account number: [***]

Opening bank: Business Department of China Merchants Bank Co., Ltd. Shanghai Branch

13.2 Fund retrieval account

13.2.1 The Parties agree to designate the following account as Party B’s fund retrieval account:

Account name: ACM Research (Shanghai), Inc.

Account number: [***]

Opening bank: China Merchants Bank Co., Ltd. Shanghai Branch

13.2.2 The account above is subject to the following supervision requirements:   /

Party A has the right to collect loans early based on Party B’s fund retrieval results. That is, whenever a fund is retrieved into the account above, loans equivalent to the amount of such retrieved fund may be deemed to have matured early, and Party A may deduct the same amount directly from the account to repay the loans.

13.3 Party B shall provide a fund flow statement of the account above on a quarterly basis, and cooperate with Party A’s supervision over the relevant accounts and retrieved funds.

14. Governing law and dispute resolution

14.1 The conclusion, interpretation and dispute resolution of/under this Agreement shall be governed by and the Parties’ rights and interests shall be protected under the laws of the People’s Republic of China (excluding the laws of Hong Kong, Macao and Taiwan).

14.2 Disputes between the Parties in the performance of this Agreement shall be resolved through consultation. If the consultation fails, either Party may (choose one of the options below by ticking “√” in the corresponding “☐”):

☑ 14.2.1 Bring a lawsuit to the people’s court having jurisdiction at the domicile of Party A;

☐14.2.2 Bring a lawsuit to the people’s court having jurisdiction at the place where this Agreement is signed, i.e.,   / ;

☐ 14.2.3 Apply for arbitration with (insert name of the specific arbitration institution), with the venue of arbitration being   / .

14.3 Once this Agreement and the specific business documents become enforceable after the Parties have them notarized, Party A may directly apply for enforcement hereof and thereof with a people’s court having jurisdiction to recover the debts owed by Party B hereunder and thereunder.

15. Effectiveness

This Agreement shall take effect after the Parties affix official seals/contract seals on it, and shall be automatically terminated on the expiration date of the credit term or the date when all debts and other relevant costs owed by Party B to Party A under this Agreement are settled (whichever is later).

16. Supplementary provisions

This Agreement is made in three originals, with Party A, Party B, Shanghai Branch Release Center, and   /  each holding one original. All originals shall have the same legal effect.

Appendixes:

1. Special Provisions on Cross-border Trade Financing Business

2. Special Provisions on Buyer/Import Factoring Business

3. Special Provisions on Order Loan Business

4. Special Provisions on Accepted Commercial Bills Discounting Business

5. Special Provisions on Derivative Trading Business

6. Special Provisions on Gold Leasing Business

Appendix 1

Special Provisions on Cross-border Trade Financing Business

1. Cross-border Linkage Trade Financing Business refers to the cross-border trade financing business that Party B applies with Party A based on Party B’s true cross-border transactions with overseas companies, which is cooperatively provided by Party A and the overseas institution of China Merchants Bank (hereinafter referred to as the “Linkage Platform”).

2. Cross-border linkage trade financing business covers the specific varieties of back-to-back L/C, entrusted issuance, entrusted overseas financing, certified bill payment, overseas credit granting with L/G, and cross-border trade financing shortcut. The specific meanings and business rules of various business varieties are stipulated in specific business agreements.

3. Under the back-to-back L/C business, the overriding credit that Party B applies to Party A shall directly utilize the credit line hereunder. Under the overriding credit, the bills of exchange or advance payments (whether they occur within the credit period) that Party A handles to fulfill the issuing bank obligation and the pertinent interests and expenses shall constitute Party B’s financing debts owed to Party A, and shall be included in the scope of credit guarantee.

Under the entrusted issuance/entrusted overseas financing business, the L/C or trade financing that Party A entrusts the linkage platform to issue or provide to the overseas company according to Party B’s application shall utilize the credit line hereunder. If Party A issues fund for inward bills purchased under collection or provides advance payment to Party B for external payments, such fund or advance payment (whether it occurs within the credit period) and the pertinent interests and expenses shall directly constitute Party B’s financing debts owed to Party A, and shall be included in the scope of credit guarantee.

Under the certified bill payment business, Party A shall directly utilize the credit line hereunder and certify the payment of Party B’s acceptance bills based on Party B’s application. If Party B fails to pay the full amount of bills on time, Party A has the right to directly prepay on the certified bills. The prepayment (whether it occurs during the credit period) and the pertinent interests and expenses shall be included in the scope of credit guarantee.

Under the overseas credit granting with L/G business, Party A shall directly utilize the credit line hereunder in accordance with the L/G or standby L/C that Party B applies for issuance. After the overseas company transfers the right of payment collection (rather than the right of claim) under the L/G to the Linkage Platform and the Linkage Platform claims payment from Party A according to the L/G or standby L/C, Party A’s prepayment (whether it occurs during the credit period) and the pertinent interests and expenses shall directly constitute Party B’s financing debts owed to Party A and shall be included in the scope of credit guarantee.

Under the cross-border trade financing shortcut business, after Party A approves Party B’s application for trade financing, the trade financing that the linkage platform directly provides to Party B shall utilize the credit line hereunder. If Party B fails to repay the linkage platform’s trade financing in full, Party A is entitled to repay it by means of a bill of exchange or advance payment. The relevant bill of exchange or advance payment (whether it occurs during the credit period) and the pertinent interests and expenses shall directly constitute Party B’s financing debts owed to Party A and shall be included in the scope of credit guarantee.

Appendix 2

 Special Provisions on Buyer/Import Factoring Business

 1. Definitions

1.1 The buyer/import factoring business refers to that Party A, as the buyer/import factor, acquires the accounts receivable (of which Party B is the debtor) from the seller/export factor under the commercial contract, and provides the seller/export factor with comprehensive factoring services including certified payment, accounts receivable collection, and management.

Under the buyer/import factoring business, if Party B faces any buyer’s credit risks, Party A shall assume the certified payment obligation to the seller/export factor. If a dispute arises during the performance of the commercial contract, Party A has the right to re-transfer the acquired accounts receivable to the seller/export factor.

1.2 The seller/export factor refers to the party who signs the factoring business agreement with the supplier/service provider (the accounts receivable creditor) under the commercial contract, and acquires the accounts receivable held by the accounts receivable creditor. Party A can act as the buyer/import factor and the seller/export factor at the same time.

1.3 Disputes refer to the defenses, counter-claims, offsets, or similar acts that Party B has against the accounts receivable acquired by Party A because of disputes between the accounts receivable creditor and Party B over the goods, services, invoices, or any other commercial contract issues, and third parties’ claims for the accounts receivable hereunder or applications for inquiry, suspension, or deduction. A dispute is deemed to have occurred when any accounts receivable that Party A acquires cannot be realized in full or in part for reasons other than the buyer’s credit risks.

1.4 A commercial Contract refers to the business contract signed between Party B and the accounts receivable creditor for the purpose of commodity trading and/or service trading, which takes sale on credit as the settlement method.

1.5 Certified Payment/Payment under Guarantee refers to that when Party B faces any buyer’s credit risks, Party A shall pay the corresponding accounts receivable amount to the seller/export factor within a certain period after the due date of the accounts receivable.

2. At the request of Party B, Party A agrees to handle the buyer/import factoring business within the credit line for Party B, and Party B’s accounts receivable acquired from the seller/export factor shall be deducted from/shall utilize the credit line hereunder based on the specific amount.

When Party A, as the buyer/import factor, fulfills its certified payment/payment guarantee obligations to make payments and pay the pertinent expenses, it shall be deemed as Party A’s granting credit to Party B under the Facilities Agreement (the financing interest rate shall be  /  within 30 days from the release date, and be  /  beyond the previous period), and the payments and pertinent expenses shall be included in the scope of Party B’s facility guarantee. Party A has the right to take measures stipulated under this Agreement to claim the certified payment/guaranteed payment from Party B. As long as the seller/export factor (whether it is Party A or not) has acquired the accounts receivable during the credit period, Party A has the right to claim payment from Party B in accordance with the Facilities Agreement and the commercial contract even if such claims are made beyond the credit period.

3. Buyer/import factoring fees

The factoring fees shall be the business management fees that Party A collects for providing the buyer/import factoring service. Party A shall collect the factoring fees from Party B at a certain ratio of the accounts receivable amount at the time of acquisition. The specific rate shall be reasonably determined by Party A according to its business rules.

4. For disputes arising out of the performance of the commercial contract, Party B shall waive its right to raise an objection. In view of this, regardless of whether there are other agreements, provided that Party B fails to make payment in accordance with the provisions of the commercial contract, it shall be deemed that Party B has a buyer’s credit risk, Party A will proceed the certified payment, and Party B has no objection to this.

Appendix 3

Special Provisions on Order Loan Business

1. The order loan business refers to the loan business that Party A, based on the commercial contracts (or engineering contracts) signed between Party B and its downstream customers (the payer), issues to Party B for the daily production and operation regarding the performance of its commercial contracts (or the performance of its engineering contracts) and uses the sales contract cash inflow (or project cash inflow) as the primary source of repayment.

2. Party B shall open a special account for the cash inflow of its sales orders under the commercial contracts (or engineering contracts) with Party A. The cash inflow of all sales orders under the commercial contracts (or engineering contracts) must be directly paid to the special account. The special account shall not be used or changed without the approval of Party A. Party B shall notify the payer that the special account is the only account for the cash inflow of its sales orders. Party A has the right to deduct funds from the special account for repayment of the principal, interest, default interest, and other related expenses of the order loan financing.

3. Upon the occurrence of any of the following circumstances, Party A may immediately stop Party B’s utilization of the credit line under the Facilities Agreement and take default management measures accordingly:

3.1 Party B’s downstream customers have delayed in making payment for three consecutive periods, and Party A, based on its reasonable judgment, believes that their financial position has deteriorated, which is not conducive to protecting Party A’s rights as the creditor.

3.2 Party B is disqualified from being the supplier by its downstream customers because of Party B’s delayed supply of goods, unstable product quality, construction without downstream customers’ approval or failing to follow the engineering contract, lowered qualifications that fail to meet downstream customers’ requirements, or operation difficulties and deteriorated financial position based on Party A’s reasonable judgment, or because Party B’s cash inflow from downstream customers is less than the total monthly due amount of financing contracts under this credit line for three consecutive months, or the downstream customers fail to make payment in installments in accordance with the engineering contract for two consecutive periods.

Appendix 4

Special Provisions on Accepted Commercial Bills Discounting Business

1. The discounting of commercial acceptance bills refers to the discounting business that Party A offers to commercial acceptance bills accepted, endorsed or guaranteed by Party B, or that Party A allows the holder to process at any branches of China Merchants Bank (hereinafter referred to as “Other Discounting Acceptance Banks”). The holder (hereinafter referred to as the “Discounting Applicant”) may apply to Party A or other discounting acceptance banks for discounting of commercial acceptance bills. The discounting business shall all utilize the credit line under this Agreement.

  Considering that Party A’s provision of the discounting service for commercial acceptance bill to Party B is the precondition for other discounting acceptance banks’ acceptance of bill holders’ discounting applications, other discounting acceptance banks are entitled to transfer the discounted bills to Party A after the discounting business is completed, and Party A is obliged to accept the transfer, for which Party B raises no objection.

2. The commercial acceptance bills mentioned in this clause include both paper commercial acceptance bills and electronic commercial acceptance bills (hereinafter referred to as “Electronic Bills”). Interests may be paid by the buyer, the seller, another party, or as provided in an agreement.

3. Party B shall open a commercial acceptance bill margin account with Party A (the account number shall be the one generated or recorded by Party A’s system when the margin is deposited) and before each bill is accepted, deposit a certain amount of funds to the margin account according to Party A’s requirements. The funds will be used as Party B’s payment bond for the acceptance of commercial acceptance bills that Party A or other discounting acceptance banks offer a discounting.

If Party B is the acceptor of a commercial acceptance bill, Party B shall deposit the full amount of payables to its margin account opened with Party A before the due date of each commercial acceptance bill, for the bills to be paid on time.

4. During the credit period, the discounting applicant may use commercial acceptance bills accepted, endorsed or guaranteed by Party B, to apply for discounting to Party A directly, or apply for discounting to other discounting acceptance banks. Party A or other discounting acceptance banks have the right to conduct qualification examinations on discounting applicants, request Party B to conduct audit verifications, and decide whether the corresponding discounting would be accepted.

After the other discounting acceptance banks have completed the discounting, they are entitled to endorse and transfer the discounted commercial acceptance bills to Party A in accordance with the relevant provisions of China Merchants Bank. After Party A has processed the discounting or accepted commercial acceptance bills from other discounting acceptance banks, Party B shall pay Party A the payables in full unconditionally and in a timely manner when required.

5. The issuance, acceptance, guarantee, endorsement, discounting, etc. of each Electronic Bill shall be subject to the business information stored in China bill exchange system or electronic commercial bill system, or the business records such as customer statements filled in or printed accordingly. The information stored in China bill exchange system or electronic commercial bill system, and the business records generated on the basis thereof, shall be an integral part of and have the same legal effect as this appendix. Party B acknowledges the accuracy, authenticity, and legitimacy of the foregoing.

6. If a dispute arises out of the underlying contract for commercial acceptance bills accepted by Party A, Party B and the parties concerned shall coordinate and resolve it, and Party B shall not be released from the obligations to pay for the margin and the bills in full and in a timely manner in accordance with Article 3.

7. If Party A has discounted a commercial bill accepted, endorsed, or guaranteed by Party B, or has accepted such a commercial bill from other discounting acceptance banks, Party A has the right to take collection measures directly against Party B, including deducting money from any of Party B’s deposit accounts at China Merchants Bank for payment if the payer or Party B fails to pay the full amount before the due date of the commercial acceptance bill. If Party B fails to pay the full amount or Party A offers an advance payment because of insufficient balance in Party B’s account, Party A shall collect a default interest at 0.05% of the advance payment per day in accordance with relevant provisions of the Payment and Settlement Measures.

Appendix 5

Special Provisions on Derivative Trading Business

1. For derivatives transactions that Party A conducts upon acceptance of Party B’s application, they may utilize the credit line at a certain ratio of the principal/transaction amount. When a derivative transaction has floating losses, Party A may increase the utilized credit line of Party B according to the specific agreement between the parties (when each transaction actually occurs, Party A shall determine the amount of the utilized credit line based on the type, deadline, and risk degree of the transaction, and/or the risk degree coefficient of the business corresponding to the deducted credit line, etc.). The amount of the credit line actually utilized shall be subject to records in transaction documents such as the credit line utilization notice and/or transaction confirmation/certificate issued by Party A.

2. Derivative transactions that have balances or losses during the credit period shall utilize the credit line in accordance with the provisions of the preceding article regardless of whether the date of the transaction falls within the credit period.

Appendix 6

Special Provisions on Gold Leasing Business

1. “Gold leasing” refers to the business in which Party A leases physical gold to Party B, and upon expiration, Party B will return the same amount of gold of the same property and pay the lease fee in RMB to Party A on time.

2. Party A may handle the gold leasing business for Party B within the credit period and the credit line based on Party B’s application. The physical gold leased by Party A shall utilize the credit line with the value prescribed in the gold lease agreement between both parties, and it shall constitute Party B’s debt owed to Party A.

 Special Notes:

Both parties have fully negotiated all terms of this Agreement (including appendixes hereto). Party A hereby reminds Party B of paying special attention to the terms regarding the exemption or restriction of Party A’s liability, Party A’s unilateral rights, the increase of Party B’s liability, or restriction of Party B’s rights, and requests Party B to fully and accurately understand these terms. Party A has made corresponding explanations on the above terms at the request of Party B. The parties to the agreement have a consistent understanding of the provisions of this Agreement.

(The remainder of this page is intentionally left blank)

(Signature page for the Facilities Agreement (Applicable to working capital loans not subject to a separate loan contract) No. 121XY2020018744)

Party A: China Merchants Bank Co., Ltd. Shanghai Branch [Stamp]

Contact address: 1088 Lujiazui Ring Road, Pudong New District, Shanghai

Unit email: /

Unit fax: /

Contact mobile number: [***]

Unit WeChat: /

Party B: ACM Research (Shanghai), Inc. [Stamp]

Contact address: Building 4, 1690 Cailun Road, Zhangjiang Hi-Tech Park, Pudong New District, Shanghai

Unit email: /

Unit fax: /

Contact mobile number: [***]

Unit WeChat: /

Signing date:  August 3, 2020

[Barcode and stamp]

(Only for the verification of official stamp)